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                                                      Exhibit 4(e)

               ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                    ANNUITIZATION PAYMENT RATCHET ("APR") RIDER

OVERVIEW:

The "APR" Rider ("Rider") is an optional rider the Owner has selected. It guarantees that variable annuity benefit payments within each Annuity Benefit Payment Change Frequency will be equal to or exceed the "Current Rachet Amount."

DEFINITIONS:

"APR Maximum Benefit Increase Percentage" - [yy%]

"Current Rachet Amount" - The amount of the last monthly variable annuity beneift payment in the previous Annuity Benefit Payment Change Frequency cycle. For joint annuitization options, upon the death of the first Annuitant the Current Rachet Amount is adjusted by multiplying it by the Survivor Annuity Benefit Percentage.

APPLICABILITY:

This Rider is a part of the contract to which it is attached and it is effective on the Annuity Date.

BENEFIT:

While this Rider is in effect, the following is guaranteed:

     The first monthly variable annuity benefit payment will not be less than its Annuity Unit Value on the Annuity Date.

     Subsequent monthly variable annuity benefit payments will never be less than the "Current Ratchet Amount," proportionately reduced for any subsequent withdrawals from the variable Sub-Accounts after the Annuity Date.

The first annuity benefit payment of any Annuity Benefit Payment Change Frequency cycle will never exceed the last payment of the previous cycle by an amount greater than such last payment multiplied by the "APR Maximum Benefit Increase Percentage."

PROPORTIONATE REDUCTION:

The proportionate reduction is calculated by multiplying the "Current Rachet Amount," determined immediately prior to the withdrawal, by the following:

                              Amount of the withdrawal
                              ------------------------
                The Present Value of future annuity benefit payments
                        immediately prior to the withdrawal

CHARGE FOR BENEFITS:

There is no periodic charge for the Rider. Instead, lower Annuity Option Rates are used to determine the first annuity benefit payment. The first annuity benefit payment is lower than it would have been had the Rider not been selected. Future annuity benefit payments will also be lower except when the "Current Rachet Amount" takes effect and provides a greater benefit. (See Specifications page.)
FORM 3270-99

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TERMINATION:

This Rider will terminate upon the payment of the last annuity benefit payment.



                      Signed for the Company at Dover, Delaware

FORM 3270-99